As filed with the Securities and Exchange Commission on October 1, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________

Rocket Companies, Inc.
(Exact name of registrant as specified in its charter)

_____________________________

Delaware	84-4946470
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1050 Woodward Avenue

Detroit, MI 48226

(313) 373-7990

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Tina V. John

Corporate Secretary

1050 Woodward Avenue

Detroit, MI 48226

(313) 373-7990
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

_____________________________

With a copy to:

John C. Kennedy, Esq.

Christodoulos Kaoutzanis, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

On March 31, 2025, Rocket Companies, Inc. (“Rocket,” the “Company” or the “Registrant”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Maverick Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Maverick Merger Sub”), Maverick Merger Sub 2, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Forward Merger Sub”) and Mr. Cooper Group Inc., a Delaware corporation (“Mr. Cooper”). Pursuant to the Merger Agreement, on October 1, 2025 (the “Effective Time”) and upon the terms and subject to the conditions therein and in accordance with the Delaware General Corporation Law (the “DGCL”), Maverick Merger Sub merged with and into Mr. Cooper (the “Maverick Merger”), with Mr. Cooper surviving the Maverick Merger and immediately following such Maverick Merger, in accordance with the DGCL and the Delaware Limited Liability Company Act, Mr. Cooper merged with and into Forward Merger Sub, with Forward Merger Sub surviving the forward merger (the “Forward Merger” and together with the Maverick Merger, the “Mr. Cooper Acquisition”). Pursuant to the Merger Agreement, at the Effective Time, the Company assumed equity awards outstanding under the Mr. Cooper Group Inc. 2019 Omnibus Incentive Plan (the “Omnibus Incentive Plan”). This Registration Statement on Form S-3ASR is being filed by Rocket in connection with the registration of 291,203 shares of the Rocket’s Class A common stock, par value $0.00001 (the “Class A common stock”), as a result of the assumption by Rocket of certain restricted stock units under the Omnibus Incentive Plan held by former service providers of Mr. Cooper.

PROSPECTUS

Rocket Companies, Inc.

Class A Common Stock

This prospectus contains a general description of the shares of Class A common stock that may be issued upon settlement of restricted stock units held by former service providers of Mr. Cooper pursuant to the Omnibus Incentive Plan. You should read this prospectus, together with the documents we incorporate by reference, carefully before you invest in our Class A common stock.

Our shares of Class A common stock are listed on The New York Stock Exchange (“NYSE”) under the symbol “RKT.”

Investing in our shares of Class A common stock involves risks that are referenced under the heading “Risk Factors” on page 6 of this prospectus. You should carefully review the risks and uncertainties described under the heading “Risk Factors” and under similar headings in the other documents that are incorporated by reference in this prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 1, 2025.

INDUSTRY INFORMATION

This prospectus contains or incorporates by reference various historical and projected information concerning our industry, the markets in which we participate, and our positions in these markets. Some of this information is from industry publications and other third-party sources, and other information is from our own analysis of data received from these third-party sources, our own internal data, and market research that our management team commissions for our own evaluations and planning. All of this information involves a variety of assumptions, limitations and methodologies and is inherently subject to uncertainties, and therefore you are cautioned not to give undue weight to these estimates.

BASIS OF PRESENTATION

The rules of the U.S. Securities and Exchange Commission (the “SEC”) allow us to incorporate information by reference into this prospectus. This information incorporated by reference is considered to be part of this prospectus. See “Incorporation by Reference.” You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information.”

We are responsible for the information incorporated by reference or contained in this prospectus. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus and we take no responsibility for any other information that others may give you. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock. Our business, operating results or financial condition may have changed since such date.

Unless the context otherwise requires, references in this prospectus to the “Company,” “Rocket,” “we,” “us” and “our” refer to Rocket Companies, Inc. and its direct and indirect subsidiaries.

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before you decide to invest in our common stock, you should carefully read the entire prospectus and the documents incorporated by reference herein, including the sections titled “Risk Factors” in this prospectus and any documents incorporated by reference herein. Some of the statements in the following summary constitute forward-looking statements. See “Statements Regarding Forward-Looking Information.”

The Company

Rocket is a Detroit-based financial technology company with operations spanning mortgage, real estate, and personal finance. We are committed to delivering industry-best client experiences through our AI-fueled homeownership strategy. Our full suite of products empowers our clients across home search, mortgage finance, title and closing, financial wellness and personal lending.

Since 1985, we have developed and scaled technology-driven solutions that enhance client experiences, automate operations, and extend our capabilities to partners. Our flagship business, Rocket Mortgage, is a leading mortgage provider, having originated more than $1.8 trillion in home loans since inception.

Our culture is rooted in foundational principles, or “ISMs”, which serve as a guiding framework for decision-making across the organization. Created by our founder and Chairman, Dan Gilbert, these principles reinforce our commitment to prioritizing team members and clients, encapsulated in the philosophy: “Love our team members. Love our clients.”

Our Corporate Information

Our corporate headquarters are located at 1050 Woodward Avenue, Detroit, Michigan 48226, and our telephone number is (313) 373-7990. Our website address is https://www.rocketcompanies.com. Information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

Offering

Use of proceeds	The Company will receive no proceeds from the settlement of the restricted stock units underlying the shares of Class A common stock offered hereby. See “Use of Proceeds.”

Risk factors	For a discussion of risks and uncertainties involved with an investment in our common stock, see “Risk Factors” on page 6, and under similar headings in the other documents that are incorporated by reference in this prospectus.

Listing	Our Class A common stock is listed on the NYSE under the symbol “RKT.”

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STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The forward-looking statements are contained principally in the sections titled “Summary,” “Risk Factors,” and “Use of Proceeds” appearing elsewhere in this prospectus, the sections “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the 2024 Annual Report, the First Quarter 10-Q (as defined herein) and the Second Quarter 10-Q (as defined herein), and the section “Business” in the 2024 Annual Report, which are in each case incorporated by reference into this prospectus. The forward-looking statements include, among other things, statements relating to:

•	the expected benefits of Rocket’s previously completed acquisition of Redfin Corporation (the “Redfin Acquisition”) and the Mr. Cooper Acquisition;
•	our strategy, outlook and growth prospects;
•	our operational and financial targets and dividend policy;
•	general economic trends and trends in the industry and markets; and
•	the competitive environment in which we operate.

These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include, but are not limited to:

•	the success and growth of our business, results of operations, and financial condition will depend upon our ability to adapt to and implement technological changes to meet our business needs and the changing demands of the market and our clients;
•	cyberattacks, security breaches, or a failure to comply with information security laws or regulations could result in serious harm to our reputation and adversely affect our business;
•	issues related to the development, proliferation and use of artificial intelligence could give rise to legal and/or regulatory action, damage our reputation or otherwise materially harm our business;
•	we are, and intend to continue, developing new products and services, and our failure to accurately predict their demand or growth could have an adverse effect on our business;
•	we are required to make servicing advances that can be subject to delays in recovery or may not be recoverable in certain circumstances;
•	we may be required to repurchase or substitute mortgage loans or MSRs that we have sold, or indemnify purchasers of our mortgage loans or MSRs;
•	we rely upon the accuracy and completeness of information about borrowers and any misrepresented information or fraud could result in significant financial losses and harm to our reputation;
•	loss of our key leadership could result in a material adverse effect on our business;
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•	failure of vendors to perform to contractual agreements embedded in our products and services and our failure to effectively oversee vendor operations could adversely affect our business;
•	Rocket Loans, as a rapidly growing business, faces a range of interconnected risks and challenges that could have a material adverse effect on its operations;
•	our Rocket Homes business is subject to challenges not faced by traditional real estate brokerages;
•	we may be unable to make acquisitions and investments, successfully integrate acquired companies into our business, or our acquisitions and investments may not meet our expectations, any of which could adversely affect our business, financial condition, and results of operations;
•	negative public opinion could damage our brand and reputation, which could adversely affect our business and earnings;
•	our risk management efforts may not be effective at mitigating potential losses resulting in increased costs or business disruption;
•	we face intense competition that could adversely affect us;
•	our business is significantly impacted by interest rates. Changes in prevailing interest rates or U.S. monetary policies or other macroeconomic conditions affecting interest rates have and may continue to have a detrimental effect on our business;
•	control by Dan Gilbert potentially leading to conflicts with the interests of other stockholders;
•	reliance on controlled company exemptions under the New York Stock Exchange rules from certain governance requirements;
•	risk that expected benefits from the collapse of the Company’s Up-C structure may not be realized and associated costs may exceed expectations;
•	holding company structure relying on distributions from holding entities to meet obligations;
•	uncertainty in unaudited pro forma financial information after the Redfin Acquisition and the Mr. Cooper Acquisition;
•	failure to realize intended benefits or disruption of operations from the Redfin Acquisition and the Mr. Cooper Acquisition;
•	potential changes to the ratings assigned to us by a rating agency;
•	changes in U.S. monetary policies that affect interest rates;
•	our dependence on macroeconomic and U.S. residential real estate market conditions;
•	our ability to incur additional debt;
•	the covenants in our debt agreements;
•	our requirement for a significant amount of cash to service our indebtedness; and
•	other risks, uncertainties and factors set forth in this prospectus, including those set forth under “Risk Factors.”
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These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference into this prospectus. All of the factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control.

New factors emerge from time to time, and it is not possible for our management to predict all such factors or to assess the effect of each such new factor on our business. Although we believe that the assumptions underlying the forward-looking statements contained or incorporated by reference herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included herein may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. There may be other factors that may cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition.

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RISK FACTORS

Investing in our Class A common stock involves risk. You should carefully consider the specific risks discussed or incorporated by reference in this prospectus and under similar headings in the documents that are, together with all the other information incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in the 2024 Annual Report and the First Quarter 10-Q, both of which are incorporated by reference into this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results, operations or cash flow could be seriously harmed. This could cause the trading price of our Class A common stock to decline, resulting in a loss of all or part of your investment.

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USE OF PROCEEDS

The Company will receive no proceeds from the settlement of the restricted stock units underlying the shares of Class A common stock offered hereby.

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DESCRIPTION OF THE CAPITAL STOCK

General

The following is a description of the material terms of, and is qualified in its entirety by, our Second Amended and Restated Certificate of Incorporation (the “certificate of incorporation”) and Bylaws of the Company (the “bylaws”).

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Delaware General Corporation Law (“DGCL”).

Authorized Capital

Our certificate of incorporation authorizes capital stock consisting of:

•	10,000,000,0000 shares of Class A common stock;
•	6,000,000,000 shares of Class L common stock, par value $0.00001 per share (the “Class L common stock” and, together with the Class A common stock, the “common stock”) consisting of 3,000,000,000 shares of Series L-1 common stock and 3,000,000,000 shares of Series L-2 common stock; and
•	500,000,000 shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”).

As of September 30, 2025, there are 261,257,942 shares of Class A common stock and 1,848,879,483 shares of Class L common stock issued and outstanding and no shares of preferred stock outstanding.

Common Stock

Voting Rights

The holders of our Class A common stock and Class L common stock vote together as a single class on all matters submitted to stockholders for their vote or approval, except (i) as required by our certificate of incorporation or applicable law or (ii) any amendment (including by merger, consolidation, reorganization or similar event) to our certificate of incorporation that would affect the rights of the Class A common stock in a manner that is disproportionately adverse as compared to the Class L common stock, or vice versa, in which case the holders of Class A common stock or the holders of Class L common stock, as applicable, will vote separately.

Holders of our Class A common stock are entitled to one vote on all matters submitted to stockholders for their vote or approval. Holders of our Class L common stock are entitled to one vote on all matters submitted to stockholders for their vote or approval. The certificate of incorporation provides that when the aggregate voting power of the outstanding shares of Class L common stock would be equal to or greater than 79% of the total voting power of our outstanding stock, the number of votes per share of each Class L common stock will be reduced such that the aggregate voting power of all shares of Class L common stock is equal to 79%.

Mr. Gilbert controls more than a majority of the combined voting power of our common stock. Accordingly, Mr. Gilbert controls our business policies and affairs and can control any action requiring the general approval of our stockholders, including the election of our board or directors, the adoption of amendments to our certificate of incorporation and the approval of any merger or sale of substantially all of our assets. This concentration of ownership and voting power may also delay, defer or even prevent an acquisition by a third party or other change of control of the Company and may make some transactions more difficult or impossible without the support of Mr. Gilbert, even if such events are in the best interests of minority stockholders.

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Lock-Up

Subject to certain limited exceptions, Mr. Gilbert and the other shareholders of Rock Holdings, Inc. (“RHI”) are prohibited from transferring, or otherwise disposing of (a) any shares of Class L common stock prior to June 30, 2026 and (b) 50% of the shares of Class L common stock prior to June 30, 2027. Following June 30, 2027, no shares of Class L common stock will be subject to a lock-up period.

The restrictions described in the above paragraph do not apply, subject in certain cases to various conditions (including the transfer of lock-up restrictions), to transfers to (i) the direct or indirect equityholders of RHI immediately prior to June 30, 2025 (the “Rock Equityholders”), (ii) any family member of a holder of Class L common stock or any family member of a Rock Equityholder, (iii) any trust, family-partnership or estate-planning vehicle for so long as such holder, any family member of such holder, any Rock Equityholder or any family member of a Rock Equityholder are the sole economic beneficiaries thereof, (iv) any partnership, corporation or other entity controlled by, or a majority of which is beneficially owned by, such holder or any of the persons listed in (i)-(iii), (v) any charitable trust or organization that is exempt from taxation under Section 501(c)(3) of the Code and controlled by such holder or any of the persons listed in (i)-(iv), (vi) an individual mandated under a qualified domestic relations order or (vii) a legal or personal representative of a such holder, any family member of such holder, any Rock Equityholder or any family member of a Rock Equityholder in the event of death or disability thereof (prongs (i)-(vii), the “Permitted Transfers”).

Following the expiration or waiver of the applicable lock-up period, each share of Class L common stock may be converted at any time, at the option of the holder, into one share of Class A common stock or will be automatically converted into one share of Class A common stock immediately prior to any transfer of such share except for certain transfers that will be described in the Company’s certificate of incorporation.

In addition, upon the later to occur of (A) the expiration or waiver of the applicable lock-up periods and (B) the date that the outstanding shares of Class L common stock no longer represent at least 79% of the total voting power of the issued and outstanding shares of our common stock, all shares of Class L common stock will automatically convert to newly issued shares of Class A common stock.

Dividends

The holders of Class A common stock and Class L common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. Under the certificate of incorporation, dividends may not be declared or paid in respect of Class L common stock they are declared or paid in the same amount and same type of cash or property (or combination thereof) in respect of Class A common stock, and vice versa. With respect to stock dividends, holders of Class L common stock must receive Class L common stock while holders of Class A common stock must receive Class A common stock.

Merger, Consolidation, Tender or Exchange Offer

The holders of Class L common stock are not entitled to receive economic consideration for their shares on a per share basis in excess of that payable to the holders of Class A common stock, respectively, in the event of a merger, consolidation or other business combination requiring the approval of our stockholders or a tender or exchange offer to acquire any shares of our common stock.

Liquidation or Dissolution

Upon our liquidation or dissolution, the holders of our Class A common stock and Class L common stock are entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding.

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Conversion, Transferability and Exchange

Our certificate of incorporation provides that each share of our Class L common stock is convertible at any time, at the option of the holder, into one share of Class A common stock, provided that the applicable lock-up period for the Class L common stock has expired. Our certificate of incorporation further provides that each share of our Class L common stock will automatically convert into one share of Class A common stock, provided that the applicable lock-up periods for the Class L common stock have expired, (a) immediately prior to any transfer of such share except for a Permitted Transfer or (b) the later to occur of (i) the expiration or waiver of the applicable lock-up period and (ii) the date that the outstanding shares of Class L common stock no longer represent at least 79% of the total voting power of issued and outstanding shares of our common stock. Shares of our Class A common stock are not subject to any conversion right. Additionally, except as set forth above, the Class L common stock will not be automatically converted into Class A common stock at a certain specified time.

Among other exceptions described in our certificate of incorporation, Class L common stock may be pledged pursuant to a bona fide loan or indebtedness transaction from time to time without causing an automatic conversion to Class A common stock, provided that the stockholder pledging such Class L common stock continues to exercise sole voting control over such pledged shares and the pledged shares are not transferred to or registered in the name of the pledgee.

Prohibition on Reissuance of Class L Common Stock

Our certificate of incorporation requires that any share of Class L common stock that is repurchased, redeemed, surrendered to or otherwise acquired by the Company or any of its subsidiaries, including upon any exchange or conversion, will be retired and will not be reissued, sold or transferred.

Other Provisions

None of the Class A common stock or Class L common stock has any pre-emptive or other subscription rights. There will be no redemption or sinking fund provisions applicable to the Class A common stock or Class L common stock.

Preferred Stock

We are authorized to issue up to 500,000,000 shares of Preferred Stock. Our board of directors is authorized, subject to limitations prescribed by Delaware law and our certificate of incorporation, to determine the terms and conditions of the Preferred Stock, including whether the shares of Preferred Stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors is also authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of the holders of our Class A common stock and Class L common stock.

Corporate Opportunity

Our certificate of incorporation provides that neither RHI II, LLC nor any officer, director, member, partner or employee of RHI II, LLC and its affiliates (each, an “RHI II Party”) have any duty to refrain from engaging in the same or similar business activities or lines of business as us, doing business with any of our clients or suppliers or employing or otherwise engaging or soliciting for employment any of our directors, officers or employees, and none of our directors or officers will be liable to us or to any of our subsidiaries or stockholders for breach of any fiduciary or other duty under statutory or common law, as a director or officer or controlling stockholder or otherwise, by reason of any such activities, or for the presentation or direction to, or participation in, any such activities by any RHI II Party.

In our certificate of incorporation, to the fullest extent permitted by applicable law, we renounce any interest or expectancy that we have in any business opportunity, transaction, or other matter in which any RHI II

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Party participates or desires or seeks to participate in, even if the opportunity is one that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. To the fullest extent permitted by applicable law, each such RHI II Party has no duty to communicate or offer such business opportunity to us and is not liable to us or any of our stockholders for breach of any fiduciary or other duty under statutory or common law, as a director or officer or controlling stockholder, or otherwise, by reason of the fact that such RHI II Party pursues or acquires such business opportunity, directs such business opportunity to another person, or fails to present such business opportunity, or information regarding such business opportunity, to us.

Notwithstanding the foregoing, our certificate of incorporation does not renounce any interest or expectancy we may have in any business opportunity, transaction or other matter that is offered to an RHI II Party who is one of our directors or officers and who is offered such opportunity solely in his or her capacity as one of our directors or officers, as reasonably determined by such RHI II Party.

Certain Certificate of Incorporation, Bylaw and Statutory Provisions

The provisions of our certificate of incorporation and bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A common stock.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by our board of directors.

These provisions include:

Classified Board. Our certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board. Our certificate of incorporation also provides that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors is be fixed exclusively pursuant to a resolution adopted by our board of directors. At any meeting of our board of directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes.

Removal of Directors. Our certificate of incorporation provides that until Mr. Gilbert and Mrs. Jennifer Gilbert (the “Gilberts”) beneficially own less than a majority of the combined voting power of our common stock, any director may be removed with or without cause by the affirmative vote of a majority of our outstanding shares of common stock.

After the Gilberts cease to beneficially own a majority of the combined voting power of the common stock, our certificate of incorporation provides that any director may only be removed with cause by the affirmative vote of holders of 75% of the combined voting power of our outstanding common stock eligible to vote in the election of directors, voting together as a single class.

Vacancies. Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on our board of directors may be filled at any time by the remaining directors or our stockholders, provided that, after the Gilberts cease to beneficially own a majority of the combined voting power of our common stock, vacancies on our board of directors, whether resulting from an increase in the number of directors or the death, removal or resignation of a director, will be filled only by our board of directors and not by stockholders.

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Amendments to Certificate of Incorporation and Bylaws. The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. Our certificate of incorporation and bylaws provide that, after the Gilberts cease to beneficially own a majority of the combined voting power of our common stock, the affirmative vote of holders of 75% of the combined voting power of our outstanding common stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal our bylaws or specified provisions of our certificate of incorporation, including those relating to the classified board, actions by written consent of stockholders, calling of special meetings of stockholders, business combinations and these vote requirements to amend our certificate of incorporation and bylaws. This requirement of a super-majority vote to approve certain amendments to our certificate of incorporation and bylaws could enable a minority of our stockholders to exercise veto power over any such amendments.

Special Meetings of Stockholders. Our certificate of incorporation and bylaws provide that, subject to any special rights of the holders of any series of Preferred Stock, special meetings of the stockholders can only be called by the chairman of our board of directors or the chief executive officer, or by our board of directors. Except as described above, stockholders are not permitted to call a special meeting or to require our board of directors to call a special meeting.

Action by Written Consent. Our certificate of incorporation provides that stockholder action can be taken by written consent in lieu of a meeting; provided that after the Gilberts cease to beneficially own a majority of the combined voting power of our common stock, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Advance Notice Procedures. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given us timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and Preferred Stock are available for future issuance without stockholder approval, subject to applicable NYSE rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations with Interested Stockholders. Our certificate of incorporation provides that we will not be subject to Section 203 of the DGCL, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, unless the business combination is approved in a prescribed manner. An interested stockholder includes a person, individually or together with any other interested stockholder, who within the last three years has owned 15% or more of our voting stock. Accordingly, we will not be subject to any anti-takeover effects of Section 203. Nevertheless, our certificate of incorporation includes a provision that restricts us from engaging in any business combination with an interested stockholder for three years following the date that person becomes an interested stockholder. Such restrictions, however, do not apply to any business combination between RHI II, any Rock Equityholder, any of their respective affiliates or successors or any of or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act.

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Headquarters in Detroit. Our certificate of incorporation provides that we will not transfer our corporate headquarters outside of Detroit, Michigan unless we have received the affirmative vote of holders of 75% of the combined voting power of our outstanding common stock.

Directors’ Liability; Indemnification of Directors and Officers

Our certificate of incorporation and bylaws limit the liability of our directors and officers to the fullest extent permitted by the DGCL and provide that we will provide them with customary indemnification and advancement rights. We have entered into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification and advancement rights in connection with their service to us or on our behalf.

Choice of Forum

Our certificate of incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our certificate of incorporation or our bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought only in the Third Judicial Circuit, Wayne County, Michigan (or, if the Third Judicial Circuit, Wayne County, Michigan lacks jurisdiction over such action or proceeding, then another state court of the State of Michigan or, if no state court of the State of Michigan has jurisdiction, then the United States District Court for the Eastern District of Michigan) or the Court of Chancery of the State of Delaware (or if the Court of Chancery of the State of Delaware lacks jurisdiction, any other state court of the State of Delaware, or if no state of the State of Delaware has jurisdiction, the federal district court for the District of Delaware), unless we consent in writing to the selection of an alternative forum. Additionally, our certificate of incorporation states that the foregoing provision will not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our Class A common stock is listed on NYSE under the symbol “RKT”.

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CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of certain U.S. federal income tax consequences applicable restricted stock units granted under the Omnibus Incentive Plan based on the federal income tax laws in effect on the date of this registration statement. This summary is not intended to be exhaustive and does not address all matters relevant to a particular participant based on their specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Section 409A of the Internal Revenue Code of 1986 (the “Code”)), or other tax laws other than U.S. federal income tax law. Because individual circumstances may vary, we advise all participants to consult their own tax advisor concerning the tax implications of restricted stock units granted under the Omnibus Incentive Plan.

Restricted Stock Units

Generally, the holder of a restricted stock unit will recognize taxable income when a restricted stock unit is settled in shares of common stock or cash, as applicable, and we may be eligible for a deduction for federal income tax purposes in the same amount, subject to limitations such as under Section 162(m) of the Code. The taxable income from the award generally will be equal to the fair market value of the shares on such date. This income is taxed in the same manner and at the same rates as other compensation income. Taxable income recognized by former employees from the award may be subject to federal income tax withholding, as well as any applicable state and local income tax withholding and FICA tax withholding. There may be individual considerations for restricted stock units which are considered deferred compensation.

The holder may incur a tax liability when subsequently disposing of shares acquired from the restricted stock unit award if those shares are sold at a gain. Generally an amount equal to the difference between the sale or other disposition price of such shares and the cost basis of such shares will be treated as a capital gain or loss. The cost basis of the shares is equal to the amount previously taxed as compensation income.

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PLAN OF DISTRIBUTION

At the Effective Time, the Company assumed the outstanding equity awards under the Omnibus Incentive Plan pursuant to the Merger Agreement. The registration statement of which this prospectus forms a part covers the issuance of Class A common stock upon the settlement of certain assumed restricted stock units under the Omnibus Incentive Plan that are held by former service providers of Mr. Cooper. The restricted stock units are generally subject to the same terms and conditions (other than performance-based conditions determined prior to the Effective Time pursuant to the Merger Agreement) that applied to the Mr. Cooper restricted stock units immediately before the Mr. Cooper Acquisition, except for adjustments to the number of shares as provided in the Merger Agreement.

The registration statement of which this prospectus forms a part does not cover other assumed awards under the Omnibus Incentive Plan, which were instead registered by the Company on Registration Statement on Form S-8.

For a description of the Omnibus Incentive Plan, see “Appendix A—Plan Prospectus.”

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CERTAIN LEGAL MATTERS

Certain legal matters in connection with the offered shares of Class A common stock will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

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EXPERTS

Rocket

The consolidated financial statements of Rocket Companies, Inc. appearing in Rocket Companies, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2024, and the effectiveness of Rocket Companies, Inc.’s internal control over financial reporting as of December 31, 2024 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Mr. Cooper

The consolidated financial statements of Mr. Cooper Group Inc. appearing in Mr. Cooper Group Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2024, and the effectiveness of Mr. Cooper Group Inc.’s internal control over financial reporting as of December 31, 2024 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Redfin

The financial statements of Redfin Corporation as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this prospectus, and the effectiveness of Redfin Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

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INCORPORATION BY REFERENCE

In this prospectus, we “incorporate by reference” certain information that is filed with the SEC, which means that we can disclose important information to you by referring you to that information. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 3, 2025 (the “2024 Annual Report”) and Form 10-K/A for the fiscal year ended December 31, 2024, filed with the SEC on April 28, 2025;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 9, 2025 (“First Quarter 10-Q”);
•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 filed with the SEC on August 8, 2025 (“Second Quarter 10-Q”);
•	our Current Reports on Form 8-K filed with the SEC on January 2, 2025, March 10, 2025 (25722120), March 10, 2025 (25722127), March 31, 2025 (other than documents or portions of those documents deemed to be furnished but not filed), May 2, 2025, May 23, 2025, June 5, 2025, June 17, 2025, June 23, 2025, June 30, 2025, July 1, 2025 (251097411), August 4, 2025, August 11, 2025, August 18, 2025, August 20, 2025, September 3, 2025, September 10, 2025, September 22, 2025, September 24, 2025 and October 1, 2025 and Current Report on Form 8-K/A filed with the SEC on July 1, 2025 (251097531);
•	the description of Rocket’s securities registered to Section 12 of the Securities Exchange Act of 1934, filed as Exhibit 4.2 to the 2024 Annual Report, filed with the SEC on March 3, 2025, and any amendments or reports filed for the purpose of updating that description (including as updated in the section titled “Description of Capital Stock”);
•	the audited consolidated financial statements of Redfin as of and for the fiscal year ended December 31, 2024 and the related notes, included in Redfin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 27, 2025;
•	the unaudited condensed consolidated financial statements of Redfin as of and for the three months ended March 31, 2025 and the related notes, included in Redfin’s Quarterly Report on Form 10-Q for the period ended March 31, 2025, filed with the SEC on May 6, 2025;
•	the unaudited condensed consolidated financial statements of Redfin as of June 30, 2025 and December 31, 2024 and the related notes, included in Company’s Current Report on Form 8-K, filed with the SEC on August 11, 2025;
•	the audited consolidated financial statements of Mr. Cooper as of and for the fiscal year ended December 31, 2024 and the related notes, included in Mr. Cooper’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 20, 2025; and
•

the unaudited condensed consolidated financial statements of Mr. Cooper as of and for the three months ended March 31, 2025 and the related notes, included in Mr. Cooper's Quarterly Report on Form 10-Q for the period ended March 31, 2025, filed with the Commission on April 23, 2025;

•	the unaudited condensed consolidated financial statements of Mr. Cooper as of and for the three and six months ended June 30, 2025 and the related notes, included in Mr. Cooper’s Quarterly Report on Form 10-Q for the period ended June 30, 2025, filed with the SEC on July 23, 2025.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the completion of the offering under this prospectus shall be deemed to be incorporated in this prospectus by reference. The information contained on or accessible through our website (https://ir.rocketcompanies.com) is not incorporated into this prospectus supplement or the accompanying prospectus.

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You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, from the SEC as described under “Where You Can Find More Information” or, at no cost, by writing or telephoning the Company at the following address:

Investor Relations

1050 Woodward Avenue

Detroit, Michigan 48226

e-mail: ir@rocket.com

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our shares of common stock, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to are not necessarily complete; reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified by reference to the exhibit.

You may inspect and obtain these reports and other information without charge at the website maintained by the SEC. The address of this website is www.sec.gov.

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APPENDIX A—PLAN PROSPECTUSES

PROSPECTUS

COMMON STOCK

(par value $0.01 per share)

MR. COOPER GROUP INC.

2019 OMNIBUS INCENTIVE PLAN

This prospectus covers securities that have been registered by us under the Securities Act of 1933, as amended, which we refer to herein as the “Securities Act.”

This prospectus relates to our registration of up to 20,000,000 shares of our common stock, par value $0.01 per share, approved for issuance under our 2019 Omnibus Incentive Plan, subject to adjustment as set forth therein.

This prospectus may not be used in connection with the resale of shares acquired by persons who may be deemed to be our affiliates as defined in Rule 405 under the Securities Act. Sales by these persons may be made only pursuant to an effective registration statement filed under the Securities Act unless an exemption from registration is available under the Securities Act.

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different from the contents of this document. This prospectus is not an offer to sell to, or a solicitation of an offer to buy from, any person in any state or other jurisdiction in which such offering or solicitation may not lawfully be made.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information has been given in this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 16, 2019

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AVAILABLE INFORMATION

As used in this prospectus, the terms “Company,” “we,” “ours” and “us” may, depending on the context, refer to Mr. Cooper Group Inc. or to one or more of its subsidiaries or to all of them.

We agree to provide to you, without charge, upon your written or oral request, a copy of any and all of the information that has been incorporated by reference in the registration statement of which this prospectus is a part. This includes any exhibits to the information that is specifically incorporated in those documents. A list of the documents incorporated by reference is shown in the section entitled “Incorporation of Certain Documents by Reference.” We also will provide to you, without charge, upon your written or oral request, a copy of communications distributed to our stockholders generally. Requests should be directed to:

Mr. Cooper Group Inc.

8950 Cypress Waters Blvd

Coppell, TX 75019

Attention: General Counsel

Telephone: (469) 549-2000

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GENERAL INFORMATION

This prospectus relates to the shares of our common stock that are issuable pursuant to the Mr. Cooper Group Inc. 2019 Omnibus Incentive Plan, as it may be amended from time to time, which we refer to herein as the “plan.” This prospectus does not contain all the information relating to the plan. Since statements made in this prospectus only summarize certain provisions of the plan, you should rely on information in the applicable plan documents over different information in this prospectus. You can obtain copies of the plan by calling or writing to Mr. Cooper Group Inc., 8950 Cypress Waters Blvd, Coppell, TX, 75019, Attention: General Counsel, Telephone: (469) 549-2000.

We have filed with the Securities and Exchange Commission, which we refer to herein as the “Commission,” a registration statement on Form S-8, of which this prospectus is a part, to register the offers and sales of securities pursuant to the plan. The Company is also subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, which we refer to herein as the “Exchange Act,” and in accordance therewith files periodic reports and other information with the Commission. Copies of the registration statement relating to the plan and other Company filings may be obtained from us by oral or written request or from the Commission’s public reference room at the Commission’s principal office located at 100 F Street, N.E., Washington, D.C. 20549. You may call 1-800-SEC-0330 for more information on the public reference room. The Commission maintains an internet site at http://www.sec.gov where certain information regarding issuers (including the Company) may be found.

RISK FACTORS

Investing in our common stock involves risks. You should carefully review the risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which has been filed with the SEC and is incorporated by reference in this prospectus, and under the caption “Risk Factors” or any similar caption in the other documents that we have filed or subsequently will file with the SEC that are incorporated or deemed to be incorporated by reference into this prospectus, as described below under the caption “Incorporation of Certain Documents by Reference” and in any prospectus supplement or free writing prospectus that we provide you in connection with the offering of our common stock pursuant to the plan. You should also carefully review the other risks and uncertainties discussed in the documents incorporated and deemed to be incorporated by reference into this prospectus and in any such prospectus supplement and free writing prospectus. The risks and uncertainties discussed in these documents and other matters discussed in these documents could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of our securities, including our common stock. Moreover, the risks and uncertainties discussed in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of our securities could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.

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THE PLAN

General

The Mr. Cooper Group Inc. 2019 Omnibus Incentive Plan was adopted by our board of directors on March 26, 2019 and approved by our stockholders on May 16, 2019. Under the plan, we may grant stock options, stock appreciation rights, restricted stock, restricted stock units, other equity-based awards and cash-based incentive awards to our current employees and other service providers, including directors.

The total number of shares available under the plan shall be no more than 20,000,000 shares of our common stock, subject to adjustment in the case of certain events, as described in more detail below, which we refer to herein as the “absolute share limit.” Generally, to the extent that an award expires or is canceled, forfeited, terminated or settable and settled only in cash without delivery to a participant of the full number of shares of common stock to which the award is related, the undelivered shares will be available for future grant under the plan. Any stock option or stock appreciation right shall be counted against the absolute share limit as one share for each share of common stock subject to the award and any restricted stock, restricted stock unit or other equity-based award shall count against the absolute share limit as two shares for each one share of common stock underlying the award.

Shares of our common stock issued in settlement of awards granted under the plan may be authorized and unissued shares, shares held in treasury, shares purchased on the open market or by private purchase or a combination of the foregoing.

The plan expires on the tenth anniversary of May 16, 2019, on and after which date no awards may be granted. However, this expiration will not affect awards that are already outstanding at the time of expiration, and the terms and conditions of the plan will continue to apply to such awards.

Purpose

The plan is designed to provide a means through which we may attract and retain key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of our shares of common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders.

Administration

The compensation committee of the Company’s board of directors (the “committee”) administers the plan. The committee has sole and plenary authority to: (i) designate participants; (ii) determine the type or types of awards to be granted to a participant; (iii) determine the number of shares of common stock to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, awards; (iv) determine the terms and conditions of any award; (v) determine whether, to what extent and under what circumstances awards may be settled in, or exercised for, cash, shares of common stock, other securities, other awards or other property, or canceled, forfeited or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of common stock, other securities, other awards, or other property and other amounts payable with respect to an award will be deferred either automatically or at the election of the participant or of the committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in the plan and any instrument or agreement relating to, or award granted under the plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the committee may deem appropriate for the proper administration of the plan; (ix) adopt sub-plans; and (x) make any other determination and take any other action that the committee deems necessary or desirable for the administration of the plan. Unless otherwise prohibited by applicable law, rules or regulations, the committee may delegate any or all of its powers or responsibilities to any person or persons it determines, including one or more of our officers.

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Eligible Persons

Our employees, directors, officers, consultants and advisors are eligible to receive awards under the plan at the discretion of the committee.

Limitation on Awards

Awards granted under the plan are subject to the following limitations:

(i)                  subject to adjustment in the case of certain events, as described in more detail below, no more than 20,000,000 shares of common stock may be issued under the plan (which we refer to herein as the “absolute share limit”);

(ii)                subject to adjustment in the case of certain events, as described in more detail below, no more than a number of shares of common stock equal to the absolute share limit may be issued in the aggregate pursuant to the exercise of “incentive stock options”; and

(iii)              the maximum number of common stock shares subject to awards granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during such fiscal year, may not exceed a total value of $750,000 or such lower amount as determined by our board of directors.

Types of Awards

Stock Options

The plan allows the committee to grant options to purchase shares of our common stock to eligible persons. Options may be either “incentive stock options,” as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (which we refer to herein as the “Code”), or options which do not meet the requirements of Section 422(b) of the Code, referred to in this prospectus as “non-qualified stock options.”

The term of each option is specified in the applicable award agreement but may not exceed ten years from the date of grant (or five years from the date of grant in the case of incentive stock options held by certain individuals), except that if a non-qualified stock option would expire at a time when trading of our common stock is prohibited by our insider trading policy (or any “blackout period” imposed by us), the term will automatically be extended to the 30th day following the end of such period. At the end of its term, an option will expire, but may also expire earlier upon certain events specified in the applicable award agreement. Options will become vested and exercisable as determined by the committee and specified in the applicable award agreement, subject to the minimum vesting condition.

Options which have become vested and exercisable may be exercised by delivery of written or electronic notice of exercise to us and accompanied by payment of the aggregate exercise price and any applicable tax withholding obligations. The aggregate purchase price is the per share exercise price multiplied by the number of shares you are purchasing. The applicable per share exercise price is specified in your award agreement and may not be less than the grant date fair market value of one share of our common stock (or in the case of incentive stock options held by certain individuals, 110% of such grant date fair market value). Grant date fair market value is deemed to be the closing price of our common stock as reported on the primary exchange on which our common stock is listed and traded on the grant date, or if there are no such sales on that date, then on the last preceding date on which such sales were reported.

You may pay the aggregate purchase price (i) in cash, check, cash equivalent and/or shares of our common stock valued at the fair market value at the time of exercise; provided, that such shares of our common stock are not subject to any pledge or other security interest and have been held by you for at least six months or such other period established by the committee from time to time to avoid adverse accounting treatment; (ii) in other property having a fair market value on the date of exercise equal to the exercise price; (iii) by means of a broker-assisted “cashless

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exercise” pursuant to which we are delivered a copy of irrevocable instructions to a stockbroker to sell the shares otherwise issuable upon the exercise of the option and to deliver promptly to us an amount equal to the aggregate exercise price; or (iv) a “net exercise” procedure effected by withholding the minimum number of shares otherwise issuable in respect of an option that are needed to pay the aggregate exercise price. Any fractional shares will be settled in cash.

No shares of common stock will be issued pursuant to any exercise of an option until the full aggregate exercise price is received by us and you have also paid to us an amount equal to any federal, state, local, and non-U.S. income, employment, and any other applicable taxes required to be withheld. You will have none of the rights of a stockholder until the shares of common stock are issued to you.

You may not exercise an option after it expires, and you may not exercise an option, except as may be set forth in an applicable award agreement, unless you are employed and have been continuously employed by the Company since the date we granted you the option.

All options normally expire at the end of the applicable option term. The terms and conditions applicable to the treatment of options upon certain terminations of employment or service will be set forth in the applicable award agreement. You will not be permitted to exercise an option in a manner which the committee determines would violate applicable laws or applicable rules and regulations of any securities exchange on which our securities are listed and traded.

Stock Appreciation Rights

The committee may grant stock appreciation rights relating to our common stock to eligible persons, which may either be alone or in tandem with an option grant.

The term of each stock appreciation right is specified in the applicable award agreement but may not exceed 10 years from the date of grant, except that if a stock appreciation right would expire at a time when the trading of our common stock is prohibited by our insider trading policy (or any “blackout period” imposed by us), the term will automatically be extended to the 30th day following the end of such period. At the end of its term, a stock appreciation right will expire, but may also expire earlier upon certain events specified in the applicable award agreement. Stock appreciation rights will become vested and exercisable as determined by the committee and specified in the applicable award agreement, subject to the minimum vesting condition.

Stock appreciation rights which have become vested and exercisable may be exercised by delivery of written or electronic notice of exercise to us in accordance with the terms of the award. Upon the exercise of a stock appreciation right, you will receive an amount equal to the number of shares of common stock subject to the stock appreciation right that is being exercised multiplied by the excess, if any, of the fair market value of one share of our common stock on the exercise date over the applicable strike price, less an amount equal to any federal, state, local, and non-U.S. income, employment, and any other applicable taxes required to be withheld. We will pay such amount in cash, in shares of our common stock valued at fair market value, or any combination thereof, as determined by the committee in its sole discretion. Any fractional shares of our common stock will be settled in cash.

You may not exercise a stock appreciation right after it expires, and you may not exercise a stock appreciation right, except as described below, unless you are employed and have been continuously employed by the Company since the date we granted you the stock appreciation right.

All stock appreciation rights normally expire at the end of the applicable term. The terms and conditions applicable to the treatment of stock appreciation rights upon certain terminations of employment or service will be set forth in the applicable award agreement.

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Restricted Stock and Restricted Stock Unit Awards

The plan allows the committee to grant to eligible persons both shares of restricted stock or restricted stock units (which generally represent the right to receive, upon the expiration of the applicable restricted period, one share of our common stock or, in the committee’s sole discretion, the cash value thereof (or any combination thereof)).

Other Equity-Based Awards and Cash-Based Incentive Awards

The plan allows the committee to grant other equity-based awards and cash-based incentive awards alone or in tandem with other awards in such amounts as the committee may determine from time to time in its sole discretion. The terms applicable to these other equity- based awards and cash-based incentive awards will be set forth in the applicable award agreement.

Data Protection

By participating in the plan or accepting any rights granted under it, you consent to the collection and processing of your personal data so that we can fulfill our obligations and exercise our rights under the plan and generally administer and manage the plan. This data will include, but may not be limited to, data about your participation in the plan and shares offered or received, purchased, or sold under the plan from time to time and other appropriate financial and other data (such as the date on which the awards were granted).

No Right to Employment or Service

If you are an employee of the Company, neither the existence of the plan nor any award under the plan creates in you or any recipient the right to continue to be employed by the Company. Unless specified in an employment or other agreement between you and the Company, your employment will be “at will” and may be terminable “at will” by you or us with or without cause. Any oral statements or promises to the contrary are not binding upon you or us.

Amendment or Termination

The board of directors may generally amend, alter, suspend, discontinue or terminate the plan, but no amendment, alteration, suspension, discontinuance or termination will be made without the approval of our stockholders if: (i) such stockholder approval is necessary to comply with any regulatory requirements or for changes in U.S. generally accepted accounting principles to new accounting standards; (ii) it would materially increase the number of securities which may be issued under the plan (except for adjustments in connection with certain corporate events); or (iii) it would materially modify the requirements for participation in the plan.

The committee may also, to the extent consistent with the terms of the plan and any applicable award agreement, waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate any award granted or the associated award agreement, prospectively or retroactively, but, except for adjustments in connection with certain corporate events, the consent of the participant is required if any such amendment or modification would materially and adversely affect the rights of the participant with respect to such award. In no event will any amendment or modification alter the minimum vesting conditions under the award agreement.

Notwithstanding anything in the plan to the contrary, without approval of our stockholders, except as otherwise permitted for adjustments in connection with certain corporate events, (i) no amendment or modification may reduce the exercise price of any stock option or the strike price of any stock appreciation right; (ii) the committee may not cancel any outstanding stock option or stock appreciation right and replace it with a new stock option or stock appreciation right (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the intrinsic value (if any) of the canceled stock option or stock appreciation right; and (iii) the committee may not take any other action that is considered a “repricing” for purposes of applicable stockholder approval rules of any securities exchange on which our securities are listed.

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Non-Transferability of Awards

An award granted under the plan will not be transferable or assignable by you (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) except by will or by the laws of descent and distribution. The committee may, in its sole discretion, permit awards (other than incentive stock options) to be transferred to certain of your related parties or as charitable contributions for federal income tax purposes, subject to certain additional terms and conditions.

Adjustment in the Event of Changes in Capitalization and Certain Other Events

In the event of (i) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of our common stock or other securities of ours, issuance of warrants or other rights to acquire our common stock, or other securities of ours, or other similar corporate transaction or event that affects our common stock (including, without limitation, a change in control of the Company); or (ii) unusual or nonrecurring events affecting us, including changes in applicable rules, rulings, regulations or other requirements that the committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to or available for participants, then the committee will make such proportionate substitution or adjustment, if any, that it deems equitable to any or all of the following.

•	the absolute share limit, or any other limit applicable under the plan with respect to the number of awards which may be granted;
•	the number of shares of our common stock or other securities (or number and kind of other securities or other property) which may be issued in respect of awards or with respect to which awards may be granted; and
•	the terms of any outstanding award.

Without limiting the foregoing, except as otherwise provided in an award agreement, in connection with a change in control of the Company:

•	awards will be substituted or assumed; or to the extent the acquiring entity does not substitute or assume awards, full acceleration of vesting of, exercisability of, or lapse of restrictions on awards, except with respect to performance-based awards (provided, that, in each case, performance-vested awards will be based on actual performance through the change in control (or target, if the committee determines that actual performance is not determinable as of the date of the change in control)); and/or
•	subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding vested awards and payment to the holders of such awards that are vested as of such cancellation the value of such awards, if any, as determined by the committee (it being understood that, in such event, any option or stock appreciation right having a per share exercise price or strike price equal to, or in excess of, the fair market value of a share of our common stock may be canceled and terminated without any payment or consideration for such cancellation);
•	in the event awards are substituted or assumed, if, prior to the first anniversary of the date of the change of control of the Company, your employment is terminated by the Company or any of its affiliates (or successors in interest) without cause, by you for good reason (if applicable), or as a result of death or disability, then, with respect to your outstanding award or awards: (A) outstanding Options and stock appreciation rights will fully vest and become exercisable and (B) all other outstanding awards will fully vest and all restrictions will lapse, in each case, on the termination of your employment.
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In addition, prior to any payment or adjustment described above, the committee may require you to (i) represent and warrant as to the unencumbered title to your awards; (ii) bear your pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms and similar conditions as our other holders of our common stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the committee. Any adjustment described above may provide for the elimination of any fractional share that might otherwise become subject to an award. If you receive a grant of restricted stock, subject to the other provisions of the plan, you will generally have the rights and privileges of a stockholder as to such restricted stock; provided that unless otherwise provided in the applicable award agreement, any dividends payable on shares of restricted stock that remain subject to vesting conditions at the time of payment of such dividend will be retained by us and remain subject to the same vesting conditions as the shares of restricted stock to which the dividend relates and if such restricted stock is forfeited, you will have no right to such dividends.

If you receive a grant of restricted stock units, you will not have the rights and privileges of a stockholder unless or until the restricted stock unit is settled in common stock; provided that, to the extent provided in the applicable award agreement, the holder of outstanding restricted stock units is entitled to be credited with dividend equivalent payments (upon the payment of dividends on shares of our common stock) either in cash or, in the sole discretion of the committee, in shares of our common stock having a fair market value equal to the amount of such dividends (and interest may, in the sole discretion of the committee, be credited on the amount of such cash dividend equivalents at a rate and subject to such terms as determined by the committee), which accumulated dividend equivalents (and interest thereon, if applicable) will be payable at the same time as the underlying restricted stock unit is settled following the date on which the restricted period lapses with respect to such restricted stock unit, and if such restricted stock unit is forfeited, you will have no right to such dividend equivalent payments (or interest thereon, if applicable).

The restricted period with respect to the restricted stock and restricted stock units will be set forth in an applicable award agreement. The terms and conditions applicable to the treatment of unvested restricted stock and restricted stock units upon certain terminations of employment or service will be as determined by the committee and specified in the applicable award agreement, subject to the minimum vesting condition.

Clawback/Repayment

All awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with any clawback, forfeiture or other similar policy adopted by our board of directors or the committee and as in effect from time to time and applicable law. Unless otherwise determined by the committee, if you receive any amount in excess of the amount you should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations, or other administrative error), then you will be required to repay any such excess amount to us.

Detrimental Activity

In the event you or any recipient has engaged in any of: (i) material unauthorized disclosure of any confidential or proprietary information of any of the Company or its subsidiaries; (ii) any activity that would be grounds to terminate your or such recipient’s employment or service with any of the Company or its subsidiaries for “cause”; (iii) a breach by the recipient of any restrictive covenant by which you or such recipient is bound, including, without limitation, any covenant not to compete or not to solicit, in any agreement with any of the Company (or its subsidiaries); or (iv) fraud or conduct contributing to any financial restatements or irregularities, the committee may in its sole discretion cancel any of your outstanding awards or provide for forfeiture and repayment to us on any gain realized on the vesting or exercise of any awards previously granted to you.

Right of Offset

We have the right to offset any outstanding amounts that you owe to us or any amounts that the committee deems appropriate pursuant to any tax equalization policy or agreement against our obligation to deliver shares (or other property or cash) to you under the plan or your award agreement.

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U.S. Federal Income Tax Aspects of Awards

The tax consequences of awards granted under the plan are complex and may depend on the surrounding facts and circumstances. The following provides a brief summary of certain significant United States federal income tax consequences to a participant who is a citizen or resident of the United States under existing U.S. laws as of the date of this prospectus. This summary is not a complete statement of applicable law and is based upon the Code, the regulations promulgated thereunder as well as administrative and judicial interpretations of the Code as in effect on the date of this description. If federal tax laws, or the interpretations of such laws, change in the future, the information provided in this section may no longer be accurate. This section does not discuss state, local, employment or foreign tax consequences and does not discuss the loss of deduction provisions of Section 280G of the Code, the excise tax provisions of Section 4999 of the Code, the Medicare contribution tax on “net investment income” of Section 1411 of the Code, or the consequences of a failure to comply with Section 409A of the Code, each of which may be applicable in the circumstances described below. This section also does not discuss the effect of gift, estate or inheritance taxes which may be applicable. Therefore, it is recommended that you consult with your tax advisor before taking any action with respect to any award you received under the plan.

Non-Qualified Stock Options

You generally will not have taxable income on the grant of a non-qualified option with an exercise price at least equal to the fair market value of the shares on the date of the grant. You will have taxable income upon the exercise of a non-qualified option equal to the excess of the fair market value of our common stock over the option price multiplied by the number of shares subject to exercise (referred to as the “option spread”), and we will generally be entitled to deduct that amount for federal income tax purposes. This taxable income will be taxed to you as ordinary compensation income.

Taxable income you recognize from your exercise of non-qualified options is subject to federal and applicable state and local income tax withholding. Federal Insurance Contributions Act (“FICA”) taxes comprised of Social Security and Medicare taxes must also be withheld on the taxable income recognized at exercise.

You may incur tax liability on the subsequent disposal of shares acquired from your option if these shares are sold at a gain. You will be responsible for paying any tax due and ensuring that any sale by you of the shares is reported to the tax authorities as required by applicable law. When you sell or otherwise dispose of your shares, an amount equal to the difference between the sale or other disposition price of these shares and the cost basis of these shares will be treated as a capital gain or loss. The cost basis is generally equal to the amount previously taxed to you as compensation income plus the option price.

If the shares that you sell at a gain have been held for one year or less, a short-term capital gain will be recognized, which gain is subject to tax at ordinary income tax rates. For shares that you sell at a gain that have been held more than one year, a long-term capital gain will be recognized, which is currently subject to tax at reduced rates. If you sell the shares at a loss because the cost basis of the shares exceeds the sale or other disposition price of the shares, the loss will be a capital loss. There are limits on the deductibility of capital losses.

Incentive Stock Options

You will not have any taxable income upon the grant of an incentive stock option. In addition, when you exercise an incentive stock option, you generally will not recognize any taxable income on the option spread (there may, however, be alternative minimum tax consequences upon exercise as explained below). Instead, you will be subject to income taxation only when you dispose of the shares you acquired upon the exercise of an incentive stock option. If you dispose of the shares of common stock that you acquired upon exercise of an incentive stock option more than two years after the date of grant and more than one year after exercise, you will realize a long-term capital gain (or loss) based on the difference between the sale price of the incentive stock option shares and the

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exercise price of the incentive stock option. Otherwise, if you dispose of the incentive stock option shares before the expiration of two years from the date of the incentive stock option grant or one year from the date of incentive stock option exercise (also called a disqualified disposition), with certain exceptions, you will realize ordinary compensation income in the year you disposed of the incentive stock option shares in an amount equal to the excess (if any) of (i) the fair market value of such shares on the date of exercise over (ii) the option price, and the Company will be entitled to deduct that amount for federal income tax purposes. Any further gain (or loss) that you realize upon the disqualified disposition of the shares of common stock will be taxed as short-term or long-term capital gain (or loss), depending on how long you held the shares, and such gains will not result in any further tax deduction for the Company.

Although your exercise of an incentive stock option does not result in the recognition of regular taxable income, the option spread on an incentive stock option exercise is a preference item that is includible in the calculation of your federal alternative minimum taxable income. Therefore, the exercise of an incentive stock option may cause an increase in your federal income tax liability if the preference income from an incentive stock option exercise causes your alternative minimum tax to exceed (or further exceed) your regular federal income tax in the year of the exercise.

Stock Appreciation Rights

You generally will not be subject to tax in connection with the grant of a stock appreciation right. When you exercise a stock appreciation right, you will generally be required to include as ordinary income in the year of exercise an amount equal to the cash received and the fair market value of any unrestricted common stock received on the exercise. We will generally be entitled to a deduction for federal income tax purposes at the same time equal to the amount included in your income by reason of the exercise. If you receive common stock upon the exercise of a stock appreciation right, the post-exercise appreciation (or depreciation) will be treated in the same manner as discussed above with respect to non-qualified options.

Restricted Stock and Restricted Stock Units

You will generally not be subject to tax when you receive a restricted stock or restricted stock unit award, unless you make an election pursuant to Section 83(b) of the Code with respect to the restricted stock award. Generally, you will recognize taxable income on the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture (i.e., the vesting date) or when a restricted stock unit is settled in shares of common stock or cash, as applicable, and we will generally be entitled to a deduction for federal income tax purposes in the same amount. The taxable income from your award will be equal to the difference between the fair market value of the shares on such date and the amount paid for such shares, if any. This income is taxed in the same manner and at the same rates as other compensation income. If you do make an election under Section 83(b) of the Code, to the extent applicable, you will have taxable income at the time of grant equal to the difference between the fair market value of the shares on such date and the amount paid for such shares, if any.

Taxable income you recognize from your award on the vesting date or date of settlement, as applicable, is subject to federal income tax withholding, as well as any applicable state and local income tax withholding. FICA taxes must be withheld on the value of any shares that vest for tax purposes.

You may incur a tax liability when you subsequently dispose of shares acquired from your award if those shares are sold at a gain. You will be responsible for paying any tax due from that sale and ensuring that any sale by you of shares of our common stock is reported to the appropriate tax authorities as required by applicable law. When you sell or otherwise dispose of any shares of common stock, an amount equal to the difference between the sale or other disposition price of such shares and the cost basis of such shares will be treated as a capital gain or loss. The cost basis of the shares is equal to the amount previously taxed as compensation income plus any amounts paid for the shares. The holding period of such shares begins on the date such shares are vested (or, where an election is made under Section 83(b) of the Code, on the date they were issued). If the shares you sell at a gain are held for one year or less, a short-term capital gain will result and you will be subject to tax at ordinary income tax rates. For shares you sell at a gain that are held for more than one year, a long-term capital gain will result. If the shares you sell are sold

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at a loss because the cost basis of the shares exceeds the disposition price of the shares, the loss will be a capital loss, the use of which is limited on your individual federal income tax return.

Other Equity-Based Awards

You will generally have ordinary income equal to the difference between the fair market value of the shares on the date the common stock subject to the other equity-based award is transferred to you over the amount you paid for such shares, if any, and we will generally be entitled to a deduction for federal income tax purposes in the same amount. Any gain or loss recognized upon a subsequent sale or exchange of the stock is treated as capital gain or loss for which we are not entitled to a deduction.

Taxable income you recognize from your award on the date of settlement is subject to federal income tax withholding, as well as any applicable state and local income tax withholding. FICA taxes must be withheld on the value of any shares that vest for tax purposes.

Cash-Based Incentive Awards

You will not generally be subject to tax in connection with the grant of a cash-based incentive award. Upon payment of cash in respect of such award, you will recognize compensation equal to the amount of cash received, and we will generally be entitled to a deduction for federal income tax purposes in the same amount.

Taxable income you recognize from your cash-based incentive award is subject to federal income tax withholding, as well as any applicable state and local income tax withholding. FICA taxes must be withheld based on the amount of cash received.

THE DISCUSSION ABOVE IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO RECIPIENTS OF AWARDS UNDER THE PLAN. AMONG OTHER ITEMS THIS DISCUSSION DOES NOT ADDRESS ARE TAX CONSEQUENCES UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION, OR ANY TAX TREATIES OR CONVENTIONS BETWEEN THE UNITED STATES AND FOREIGN JURISDICTIONS. THIS DISCUSSION IS BASED UPON CURRENT LAW AND INTERPRETATIONAL AUTHORITIES WHICH ARE SUBJECT TO CHANGE AT ANY TIME. WE STRONGLY URGE YOU TO CONSULT WITH YOUR TAX ADVISOR CONCERNING THE TAX CONSEQUENCES OF RECEIPT AND EXERCISE OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS, THE RECEIPT AND/OR SALE OF SHARES EARNED UNDER A RESTRICTED STOCK OR RESTRICTED STOCK UNIT AWARD AND THE ELECTION TO DEFER THE SHARES EARNED UNDER SUCH AWARDS WITH RESPECT TO YOUR PERSONAL TAX CIRCUMSTANCES.

The plan is not governed by the Employee Retirement Income Security Act of 1974, as amended, and is not qualified under Section 401(a) of the Code.

Governing Law

The plan and awards granted under the plan are governed by and construed under the laws of the State of Delaware and applicable federal laws.

Resale Restrictions

Federal and state securities laws and certain of our policies prohibit employees from purchasing or selling (or recommending that others purchase or sell) any of our securities while they are aware of “material non-public information” about our Company (other than pursuant to a Company approved 10b5-1 trading plan), among other prohibitions set forth in our policies. Moreover, the prohibition applies even if the employee does not rely upon or use the “material non-public information” in deciding to purchase or sell our securities.

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“Material information” is information that a reasonable investor would likely consider important in making a decision to buy, sell or hold our securities. “Material information” may be positive or negative. Any information (financial or otherwise) that might affect the price of our stock or other securities is likely to be considered material. Information is considered “non- public” until it has been widely distributed to the public and the public has had time to absorb and evaluate the information. Information may still be “non-public” even though it is widely known throughout the Company.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate” into this prospectus information we file with the Commission in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus that update and supersede the information you read in this prospectus or the documents incorporated by reference in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus.

•	our Annual Report on Form 10-K for the year ended December 31, 2018;
•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019;
•	our Current Reports on Form 8-K filed on February 5, 2019, February 28, 2019 and Form 8-K/A filed on April 19, 2019; and
•	the description of our common stock, which is contained in our registration statement on Form 8-A filed on September 23, 2015, as updated or amended in any amendment or report filed for such purpose.

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act before the termination of the offering of securities described herein will be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request, a copy of any or all of the documents incorporated in this document by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates), as well as copies of all reports and other communications distributed to the Company’s stockholders generally.

Participants may obtain copies of the documents referred to above and/or additional information about the plan and the committee by contacting our Human Resources Department at the address and telephone number below:

Attn: Chief People & Communications Officer

8950 Cypress Waters Blvd

Coppell, TX, 75019

Tel: (469) 549-2000

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth expenses payable by the Company in connection with the issuance of the shares of Class A common stock being registered, excluding underwriting fees and expenses. All the amounts shown are estimates except the registration fee paid to the Securities and Exchange Commission.

SEC registration fee	$767.30
Accounting fees and expenses	25,000
Legal fees and expenses	10,000
Printing expenses	5,000
Total	$40,767.30

ITEM 15 INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145(a) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Under Section 145(c) of the DGCL, present and former directors, and certain present and former officers, that have been successful on the merits or otherwise in defense of any action, suit or proceeding referenced in Section 145(a) or 145(b) of the DGCL, or in defense of any claim, issue or matter therein, are entitled to mandatory indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL permits a corporation to pay expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

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Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. Rocket’s certificate of incorporation provides that, to the fullest extent permitted by applicable law, a director will not be liable to Rocket or Rocket Class A common stockholders for monetary damages for breach of fiduciary duty as a director. In addition, Rocket’s certificate of incorporation also provides that Rocket will indemnify each director and officer and may indemnify employees and agents, as determined by the Rocket Board, to the fullest extent permitted by the laws of the State of Delaware.

Section 102 of the DGCL permits the limitation of directors’ and officers’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director or officer except for (i) any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions, and (iv) any transaction from which the director or officer derived an improper personal benefit.

The foregoing statements are subject to the detailed provisions of Sections 102 and 145 of the DGCL and Rocket’s certificate of incorporation and bylaws.

Reference is made to Item 17 for the undertakings by Rocket with respect to indemnification for liabilities arising under the Securities Act.

Rocket currently maintains insurance policies which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by Rocket directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of Rocket.

Rocket has entered into an indemnification agreement with each of its executive officers and directors that provides, in general, that Rocket will indemnify them to the fullest extent permitted by law, and advance expenses incurred by them, in connection with their service to Rocket or on Rocket’s behalf.

ITEM 16 EXHIBITS

A list of exhibits filed with this registration statement is contained in the exhibits index, which is incorporated by reference.

ITEM 17 UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act, as amended;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end
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of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by a registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)	Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(b)	The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of a registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be
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deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of Rocket Companies, Inc., dated June 30, 2025 (incorporated herein by reference to Exhibit 3.2 to Rocket Companies, Inc.’s Current Report on Form 8-K, filed on June 30, 2025).
3.2	Amended and Restated Bylaws of Rocket Companies, Inc. (incorporated herein by reference to Exhibit 3.2 to Rocket Companies, Inc.’s Quarterly Report on Form 10-Q, filed on September 2, 2020).
5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to legality of the Class A Common Stock.
10.1	Mr. Cooper Group Inc. 2019 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 99.1 to Mr. Cooper’s Registration Statement on Form S-8, filed on May 16, 2019).
10.2	Mr. Cooper Group Inc. forms of award agreements under the 2019 Omnibus Incentive Plan (incorporated herein by reference to Exhibits 10.2 and 10.3 to Mr. Cooper’s Form 8-K filed on May 17, 2019)
23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Redfin Corporation.
23.3*	Consent of Ernst & Young LLP, independent registered public accounting firm of Mr. Cooper Group Inc.
23.4*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).
24.1*	Powers of Attorney (included on signature pages of this Registration Statement).
107*	Filing Fee Table

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3ASR and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Detroit, Michigan on October 1, 2025.

Rocket Companies, Inc.

By:	/s/ Tina V. John
Name: Tina V. John
Title: Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Tina V. John and Brian Brown, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

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Signature	Title	Date

/s/ Varun Krishna	Chief Executive Officer and Director	October 1, 2025
Varun Krishna	(Principal Executive Officer)

/s/ Brian Brown	Chief Financial Officer and Treasurer	October 1, 2025
Brian Brown	(Principal Financial Officer)

/s/ Noah Edwards	Chief Accounting Officer	October 1, 2025
Noah Edwards	(Principal Accounting Officer)

/s/ Daniel Gilbert
Daniel Gilbert	Chairman of the Board of Directors	October 1, 2025

/s/ Jay Bray
Jay Bray	Director	October 1, 2025

/s/ William Emerson
William Emerson	Director	October 1, 2025

/s/ Jonathan Mariner
Jonathan Mariner	Director	October 1, 2025

/s/ Tagar Olson
Tagar Olson	Director	October 1, 2025

/s/ Alastair Rampell
Alastair Rampell	Director	October 1, 2025

/s/ Matthew Rizik
Matthew Rizik	Director	October 1, 2025

/s/ Suzanne Shank
Suzanne Shank	Director	October 1, 2025

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